Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of May 1, 2017 (the “Effective Date”), is made by and between Ominto, Inc. (“Ominto”) and Matthew Cohen (“Executive”). The Company and the Executive are referred to each individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company and its subsidiaries and affiliates provide global online cash back shopping and provide a personalized shopping platform, which is used to deliver coupons, deals and cash back to shoppers each time they make online purchases (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers, as well as a reputation in the Business, which are and will become of great importance and value to the Company, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of Executive’s employment by the Company, Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and

WHEREAS, as a condition of engagement Executive agrees to comply fully with the terms of this Agreement and all policies and procedures in effect for employee, including but not limited to, all terms and conditions set forth in the Company handbook, any restrictive covenant policies and any other memoranda and communications applicable to Executive pertaining to Company’s policies and procedures.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows.

AGREEMENT

1.       Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2.       Employment Period.

(a)       Executive’s employment with the Company shall commence on the Effective Date.

(b)       Executive’s employment shall be at-will, meaning that there is no defined and specific term of employment and either Executive or the Company can terminate this Agreement at any time with or without cause and with or without notice.

(c)       The period commencing on the Effective Date and running through the applicable Termination Date shall be referred to as the “Employment Period.”

3.       Position and Duties.

(a)       The Executive shall, during the Employment Period hereunder, serve as General Counsel for the Company and shall perform the executive and administrative duties, functions and privileges incumbent with the position of General Counsel and such other duties as reasonably determined by the Chief Executive Officer (“CEO”), the Board of Directors of the Company (the “Board”), or the Audit Committee of the Board (“Audit Committee”) from time to time.

(b)       The Executive agrees to serve the Company faithfully, conscientiously and to the best of his ability, and to devote all of his business time to the business and affairs of the Company (and, if requested by the CEO, the Board, or the Audit Committee any subsidiary or affiliate of the Company) so as to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Executive shall fulfill his duties of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the business, interests, or reputation of the Company. The Executive’s employment is subject to compliance with all the Company’s policies, all as may be amended from time to time.

(c)       During the Employment Period, the Executive’s principal place of employment shall be at the Company’s principal place of business in Boca Raton, Florida. The Executive acknowledges, however, that significant domestic and international travel may be required as part of his duties hereunder; and the Executive agrees to undertake such travel as may be reasonably required by the business of the Company from time to time.

4.       Compensation.

(a)       Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Salary”) of $240,000 payable by the Company and payable in accordance with the Company’s payroll schedules throughout the term of such employment, subject to the provisions of Section 5 hereof (governing Terminations), and subject to any applicable tax and payroll deductions; provided, however, that in the Company’s sole discretion, based on factors such as the market and the Executive’s job performance, salary increases may be made. There, however, is never a guarantee of an increase in Base Salary. Salary decreases may be made through a written modification of this Agreement executed and signed by the Parties.

(b) Annual Bonus. In years when the Company is financially successful, at the sole discretion of the Board, the Company may award the Executive a bonus (“Annual Bonus”) that reflects and rewards the contributions of the Executive to the Company’s business and success. Any Annual Bonus is awarded at the option of the Company as directed by the Board or the Board’s Compensation Committee. Annual Bonuses are not deemed earned and accrued until both of the following events have occurred: the Company through the Board or the Board’s Compensation Committee awards the Annual Bonus and the Company receives its audited annual financial statements for the prior fiscal year.

(c)       Equity Incentives.

(i)       Incentive Stock Options. The Company shall grant to Executive the option to purchase up to 25,000 shares of the Company’s common stock (the “Options”) under the Ominto, Inc. Amended and Restated 2010 Omnibus Equity Compensation Plan, as may be amended from time to time (the “Omnibus Plan”).

(ii)       Scheduled Vesting. Options for 8,333 shares of common stock shall vest on May 1, 2018 and the remaining Options for 16,667 shares of common stock shall vest in twenty-four (24) equal monthly installments commencing on June 1, 2018.

(iii)       Plan Terms Control. The Options shall be granted pursuant to, and subject to the terms and conditions of, the Omnibus Plan.

(d)       Other Benefits. During the Employment Period, the Executive shall be entitled to participate in such employee benefit plans, programs or arrangements (collectively the “Plans”), implemented by the Company and available to executive officers of the Company. The Company shall have the right, from time to time and in its sole discretion, to modify and amend the benefits provided to its executive officers, including the Executive, consistent with the provisions herein.

(e)       Fringe benefits.

(i)       Business Expenses. Subject to approval by the Company, during the Employment Period, the Company shall pay for directly or reimburse the Executive for all reasonable, customary and necessary business-related expenses incurred by the Executive in connection with the duties of the Executive hereunder, upon submission by the Executive to the Company of such written evidence of such expense as the Company may require in accordance with Company policies. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

(ii)       Paid Time Off. During the Employment Period, the Company agrees that the Executive shall earn twenty (20) business days of Paid Time Off (“PTO”) per calendar year for use as the Executive sees fit, provided that such PTO intended for use as vacation time shall be taken at times mutually agreeable to the Executive and Company and otherwise pursuant to applicable workplace policies governing the use of PTO. If at the end of the calendar year, the Executive has accrued PTO that he did not use, the Executive shall be permitted to carry forward up to forty (40) hours of unused PTO. The Executive shall further be entitled to paid federal holidays and authorized leaves (paid and unpaid) in accordance with the policies of the Company then in effect for its senior executives. At all times, irrespective of the reason for the use, the Executive’s use of PTO shall be consistent with the applicable workplace policies.

(iii)       Nothing paid to the Executive under any Company “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), or fringe benefit arrangements shall be deemed to be in lieu of Base Salary payable to the Executive hereunder.

(f)       Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation payable to the Executive under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company in respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as may be amended, and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy.

5.       Termination.

(a)       Termination for Cause. Notwithstanding the Employment Period, the Company may terminate the Executive for Cause, by giving written Notice of Termination to Executive. The Date of Termination shall be specified in the Notice of Termination. For purposes hereof, “Cause” shall mean: (i) the Executive’s failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice and allowing the Executive thirty (30) days to cure such failures, if so curable, (provided, however, that after one such notice has been given to the Executive during the Employment Period, the Company is no longer required to provide time to cure subsequent failures under this Subsection 5(a)(i)); (ii) any breach by the Executive of the provisions of Sections 6, 8 and/or 9 hereof; (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; (iv) felony conviction involving the personal dishonesty or moral turpitude of the Executive; (v) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his duties in any manner; (vi) any misappropriation, embezzlement or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property by the Executive; (vii) willful misconduct or breach of fiduciary duty by the Executive in respect of the duties or obligations of the Executive under this Agreement; (viii) the Executive’s failure to materially perform and discharge the duties and responsibilities of the Executive with respect to goals or objectives periodically provided to the Executive by the Company after receiving written notice and allowing the Executive thirty (30) days to cure such failures, if so curable, (provided, however, that after one such notice has been given to the Executive during the Employment Period, the Company is no longer required to provide time to cure subsequent failures under this Subsection 5(a)(viii)); (ix) the Executive’s inability to perform the essential functions of his job, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition; or (x) the Executive’s death.

(b)       Termination by the Company without Cause. The Company may terminate this Agreement at any time by providing a Notice of Termination. The Date of Termination shall be specified in the Notice of Termination.

(c)       Termination by the Executive. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall not be less than sixty (60) days after delivery of the Notice of Termination.

(d)       Obligations Upon Termination.

(i)       Termination for Cause. In the event that the employment of the Executive is terminated pursuant to Subsection 5(a), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

(ii)       Termination by the Company Without Cause Within First 12 Months of Employment. In the event that the Company terminates this Agreement pursuant to Subsection 5(b) within the first twelve (12) months of the Employment Period, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein, continue to pay to the Executive the Base Salary in effect as of the Date of Termination for a period of six (6) months from the Date of Termination, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). In no event, however, shall the continuation of such payments during such post-termination period be deemed to be employment hereunder for purposes of calculating any bonus due to the Executive or for purposes of determining the vesting or exercise period of any stock options granted hereunder, or otherwise. Except as set forth in this Subsection 5(d)(ii), the Executive further shall not be provided benefits from the Company, as set forth in Subsections 4(c) and (d), once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. The payments shall be paid in normal payroll schedules with applicable withholdings made from the payment, provided that, Executive executes the Release described below in Subsection 5(e).

(iii)       Termination by the Company Without Cause After 12 Full Months of Employment. In the event that the Company terminates this Agreement pursuant to Subsection 5(b) within after twelve (12) full months of the Employment Period, the Company shall, notwithstanding such termination, in consideration for all of the undertakings and covenants of the Executive contained herein, continue to pay to the Executive the Base Salary in effect as of the Date of Termination for a period of three (3) months from the Date of Termination, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). In no event, however, shall the continuation of such payments during such post-termination period be deemed to be employment hereunder for purposes of calculating any bonus due to the Executive or for purposes of determining the vesting or exercise period of any stock options granted hereunder, or otherwise. Except as set forth in this Subsection 5(d)(iii), the Executive further shall not be provided benefits from the Company, as set forth in Subsections 4(c) and (d), once the Date of Termination has been reached, other than those benefits that have accrued prior to the Date of Termination. The payments shall be paid in normal payroll schedules with applicable withholdings made from the payment, provided that, Executive executes the Release described below in Subsection 5(e).

(iv)       Termination by Executive. In the event that the employment of the Executive is terminated pursuant to Subsection 5(c), no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination).

(e)       Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5(d)(ii) and 5(d)(iii) shall commence until Executive executes and delivers a mutually agreeable release reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such release or in a final severance agreement and any applicable revocation period with respect to such release has expired. With respect to any payment of Base Salary that would otherwise be due prior to March 15 of the year following the year in which the Date of Termination occurs, such payment shall be forfeited if such release is not delivered by March 15 of the year following the year in which the Date of Termination occurs. With respect to any payment of Base Salary that would otherwise be due on or after March 15 of the year following the year in which the Date of Termination occurs, such payment shall be forfeited if such release is not delivered within ninety (90) days after the date on which such payment is due.

(f)       Compliance with Section 409A. The Parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company. Each payment of Base Salary pursuant to Subsection 5(d)(ii) and 5(d)(iii) shall be considered a separate payment for purposes of Section 409A of the Code.

(g)       Notice of Termination. A “Notice of Termination” to effectuate a termination under Section 5 shall be made in accordance with the Notice provision defined in Section 7. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Executive not report to work after the date of the written notice.

(h)       Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 5.

(i)       Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall automatically be deemed to have resigned from any and all other positions he then holds as an officer, director or fiduciary of the Company and any other entity that is part of the same consolidated group as the Company or in which capacity Executive serves at the direction of or as a result of his position with the Company; and Executive shall, within ten (10) days of such termination, take all actions as may be necessary under applicable law or requested by the Company to effect any such resignations.

(j)       Clawback. All awards, amounts, or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. The Company may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action.

6.       Restrictive Covenants.

(a)       Definitions.

(i)       The term “Company” for purposes of Section 6 of this Agreement shall mean Ominto, Inc., and its affiliated and related entities.

(ii)       The term “Confidential Information” shall include, but not be limited to, (i) customers, prospective customers, suppliers, licensors, and distributors lists; specific information on customers, prospective customers, suppliers, licensors, and distributors (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with licensors, distributors and suppliers or prospective licensors, distributors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of customers, prospective customers, suppliers, licensors, and distributors; inventions (including Inventions as defined below; future the Company business plans; project files; design systems; information on current and potential suppliers, distributors and licensors, including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board to be Confidential Information.

(iii)       The term “Customer” shall mean any person or entity which has purchased products or services from the Company and/or entered into any contract for products or services with the Company within the one (1) year immediately preceding the termination of Executive’s employment with the Company for whatever reason.

(iv)       The phrase “directly or indirectly” shall include the Executive either on his own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise of an entity.

(v)       The term “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing products or services from the Company or expressed interest in entering into any contract for products or services with the Company within the one (1) year immediately preceding the termination of Executive’s employment with the Company for whatever reason.

(vi)       The term “Restricted Period” shall mean the Employment Period and the twenty-four (24) months immediately following termination of the Executive’s employment with the Company for whatever reason.

(vii)       The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Employment Period and where the Company, its affiliates or subsidiaries either (a) are engaged in business, or (b) have evidenced an intention to engage in business.

(viii)    The term “Restricted Business” shall mean any business that competes with the business of the Company, as such business now exists, or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason, including any entity in the business of providing global online cash back shopping and providing a personalized shopping platform.

(ix)       The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of Executive’s employment with the Company, for whatever reason.

(b)       Non-Competition. During the Restricted Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation. As it relates to the practice of law, this provision shall be interpreted consistent with Florida Rule of Professional Conduct (or similar rules in other jurisdictions), including Rule 5.6

(c)       Non-Solicitation of Employees or Independent Contractors. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his employment with, or engagement by, the Company. Likewise, during the Restricted Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

(d)       Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Restricted Period, the Executive shall not, directly or indirectly, distribute or provide products or services of the type sold or distributed by the Company to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Prospective Customers, and Vendors, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customers, Prospective Customers, and Vendors that the Company’s Confidential Information and relationships with its Customers, Prospective Customers, and Vendors constitute significant and valuable assets of the Company.

(e)       Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Restricted Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, disclose or use for the benefit of himself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during and after Executive’s employment with Ominto, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with the Company’s Agreement with such third party. If the Executive is legally required to disclose any Confidential Information or trade secrets, the Executive will notify the Company prior to doing so by providing the Company with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Executive must provide the Company with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled.) Notice shall be provided as defined in Section 7 below.

(f)       Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)       is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)       is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(i)	files any document containing the trade secret under seal; and

(ii)	does not disclose the trade secret, except pursuant to court order.

(g)       Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 6 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its customers, prospective customers, suppliers, licensors, distributors and agents. The Executive also acknowledges and agrees, as set forth in Subsection 6(i) below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 6. The Executive also acknowledges and agrees that, if his future employment’s job duties would inevitably cause him/her to disclose Confidential Information or trade secrets of the Company, the Company may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

(h)       Proprietary Rights.

(i)       Ownership. The Company shall own all right, title and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever (including, without limitation, any Confidential Information, trade secrets and all software, software code, processes, copyrights, patents, technologies and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during his employment by the Company (including his employment with the Company prior to the date hereof), provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Business, as such term is defined in the Recitals, or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials). The Executive acknowledges and agrees that any of his work product created, produced or conceived in connection with his association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company.

(ii)      Executive’s Obligations. The Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by the Company to document or perfect the Company’s proprietary rights in and to the Company’s work product; and (iv) give testimony in support of his inventorship. The Executive shall deliver all Confidential Information, trade secrets, and/or Inventions to the Company upon the Company’s request, and, in any event, immediately upon termination of the Executive’s employment by the Company.

(iii)       Executive’s Restrictions. The Executive acknowledges that the Confidential Information, trade secrets, and/or Inventions constitute valuable trade secrets of the Company. The Executive shall not infringe or violate any trade secret or other proprietary right of the Company related to the Confidential Information, trade secrets and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of the Executive or others, any proprietary right in any Confidential Information, trade secrets and/or Inventions, which the Company owns or has a right to own, in which the Company has an interest and/or to which the Company has title.

(i)       Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 6, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

(j)       Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

(k)       Construction, Survival. If the period of time, area, or scope of restriction specified in this Section 6 should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in this Section 6, the Restricted Period shall be tolled during the time that the Executive is in violation. All the provisions of this Section 6 shall survive the term of this Agreement and the Executive’s employment with the Company.

7.       Notice. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered in person, mailed by certified mail, return receipt requested or recognized overnight delivery service; and (b) transmitted via electronic mail.

If to the Company:	Ominto, Inc.
1515 S. Federal Highway, Suite 308
Boca Raton, FL 33432
Telephone: (561) 362-2381
Attention: Mitch Hill
E-mail:mhill@ominto.com

With a copy to (that shall not constitute notice):	K&L Gates LLP
Southeast Financial Center – 39th Floor
200 South Biscayne Blvd.
Miami, FL 33131-2399
Telephone: 305.539.3300
Attention: Clayton Parker, Esq.
E-mail: clayton.parker@klgates.com

If to the Executive:	Matthew Cohen
to the address on file with the Company

or to such other address as either party shall designate by giving written notice of such change to the other party.

8.       Return of the Company’s Property. All of the Company’s and its subsidiaries’ and affiliates’ products; correspondence; internal memoranda; designs; sales brochures; training manuals; project files; price lists; customer and vendor lists; prospectus reports; customer, licensor, distributor, supplier or vendor information; sales literature; territory printouts; call books; notebooks; textbooks; e-mails; and internet access; and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The Parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form. If the Company has a good faith basis for suspecting that Executive has retained documents, property or information in violation of this provision, if requested, the Executive is obligated to provide the Company and/or its agent with access to the Executive’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Executive is not retaining copies of the documents or property without the Company permission.

9.       Prior Agreements. The Executive represents to the Company (1) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (2) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (3) that the Executive is free and able to execute this Agreement and to enter into employment by the Company. The Executive further represents and agrees that he will not bring with him/her, disclose, or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Executive or others. A written or oral notice or complaint that Executive breached this provision or violated a restrictive covenant or an agreement not to disclose Confidential Information shall subject the Executive, at the Company’s sole discretion, to immediate termination with Cause. The Executive also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Executive’s alleged or actual breach of a restrictive covenant or an agreement not to disclose Confidential Information.

10.       Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

11.       Right to Review and Seek Counsel. The Executive acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

12.       Waiver/Amendments. The waiver by the Company of a breach or threatened breach of this Agreement by the Executive shall not be construed as a waiver of any subsequent breach by the Executive. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is approved by the Board and agreed to in writing signed by Executive and such officer as may be specifically authorized by the Board.

13.       Entire Agreement. This Agreement contains the entire understanding of the Parties and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties and/or their affiliates. The Executive acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

14.       Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

15.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of law.

16.       Headings and Captions. The titles and captions of paragraphs, sections, subparagraphs and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

17.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.       Survival. The provisions of this Agreement shall not survive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 21 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the Parties.

19.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company without Executive’s consent. This Agreement is not assignable by the Executive.

20.       Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted via facsimile machines or via electronic mail.

21.       Consent to Personal Jurisdiction and Venue; Waiver of Service of Process; Jury Waiver. The Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by the Company or the Executive arising out of or in connection with this Agreement or the Executive’s employment with the Company. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the Circuit Court in and for Palm Beach County, Florida. For purposes of this Section 21, the term “Executive” includes any business entity owned or controlled by the Executive. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such Notices (under Section 7) to he/it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING ARISING HEREUNDER.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on May 1, 2017.

Ominto, Inc.		Matthew Cohen

By:	/s/ Michael Hansen	/s/ Matthew Cohen

Name:	Michael Hansen

Title:	Chief Executive Officer